Exhibit 10.2
ADVANCED ENERGY INDUSTRIES, INC.
AMENDED AND RESTATED 2003 NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN
RESTRICTED STOCK UNIT AGREEMENT
     Advanced Energy Industries, Inc., a Delaware corporation (the “Company”), hereby grants restricted stock units (“RSUs”) relating to shares of its common stock, $0.001 par value (the “Stock”), to the individual named below as the Grantee. The terms and conditions of the grant are set forth in this Agreement and in the Advanced Energy Industries, Inc. Amended and Restated 2003 Non-Employee Directors’ Stock Option Plan, as amended (the “Plan”). Capitalized terms used but not defined in this Agreement have the meanings given to them in the Plan.
Grant Date:
Name of Grantee:
Grantee’s ID Number:
Number of RSUs Granted:
Vesting Schedule:

Vesting Date	Vesting Percentage	Shares
1st anniversary of grant date	25%
2nd anniversary of grant date	25%
3rd anniversary of grant date	25%
4th anniversary of grant date	25%
     By signing this cover sheet, you agree to all of the terms and conditions described in this Agreement and in the Plan, a copy of which will be provided on request. You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan.

Grantee:
(Signature)

Company:
(Signature)

Title: President and Chief Executive Officer
Attachment
This is not a stock certificate or a negotiable instrument.

ADVANCED ENERGY INDUSTRIES, INC.
AMENDED AND RESTATED 2003 NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN
RESTRICTED STOCK UNITS AGREEMENT

Stock Unit Transferability	This grant is an award of restricted stock units in the number set forth on the cover sheet, subject to the vesting conditions described below (“RSUs”). Your RSUs may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may your RSUs be made subject to execution, attachment or similar process.

Vesting	Your RSUs shall vest according to the schedule set forth on the cover sheet; provided, that, you remain in Service on the relevant vesting dates. If your Service terminates for any reason, you will forfeit any RSUs in which you have not yet become vested.

Delivery of Stock Pursuant to Units	A certificate for the shares of Stock represented by your RSUs shall be delivered to you upon vesting, unless you properly elect to defer delivery of such Stock. If your Service terminates for a reason other than for Cause prior to such date, the Company will deliver to you a certificate for the vested portion of your RSUs represented by this Agreement. If your Service terminates for Cause, you shall forfeit of all of your RSUs.

Notwithstanding the preceding paragraph:

• If you are a “key employee” within the meaning of Section 409A of the Code and shares would otherwise be delivered to you on account of your separation from Service, then such shares shall not be delivered to you until six months after your separation from Service; and

• If the shares relating to the vested RSUs would otherwise be delivered during a period in which you are (i) subject to a lock-up agreement restricting your ability to sell shares of Stock in the open market or (ii) restricted from selling shares of Stock in the open market because you are not then eligible to sell under the Company’s insider trading or similar plan as then in effect (whether because a trading window is not open or you are otherwise restricted from trading), delivery of the shares related to the vested RSUs may be delayed until no earlier than the first date on which you are no longer prohibited from selling shares of Stock due to a lock-up agreement or insider trading plan restriction, but in no event later than March 15 of the year following the year in which you vested in the RSUs.

Deferral of Delivery of Stock	The American Jobs Creation Act of 2004 added new Section 409A to the Internal Revenue Code. Section 409A of the Internal Revenue Code provides that deferred compensation that is not structured to satisfy Section 409A may result in accelerated federal income taxation, a 20% penalty tax applied in addition to federal income tax otherwise owed and, potentially, interest for any underpayment of tax at the ordinary underpayment rate plus one percentage point. While the full impact of Section 409A on awards granted under the plan is still uncertain, RSUs that allow for deferral of delivery of stock following vesting are likely to be impacted. For this reason, the Administrator may disallow or impose restrictions on your ability to defer delivery of your stock after vesting.

Withholding Taxes	Withholding taxes are not applicable to compensation paid to non-employee directors at this time. Nonetheless, you agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of vesting in RSUs or your acquisition of Stock under this grant. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to your RSUs, the Company will have the right to: (i) require that you arrange such payments to the Company, (ii) withhold such amounts from other payments due to you from the Company or any Affiliate, or (iii) cause an immediate forfeiture of shares of Stock subject to the RSUs granted pursuant to this Agreement in an amount equal to the withholding or other taxes due.

Retention Rights	This Agreement does not give you the right to be retained or employed by the Company (or any Affiliates) in any capacity.

Shareholder Rights	You do not have any of the rights of a shareholder with respect to the RSUs, unless and until the Stock relating to the RSUs has been delivered to you.

Adjustments	In the event of a stock split, a stock dividend or a similar change in the Company stock, the number of RSUs covered by this grant will be adjusted (and rounded down to the nearest whole number) in accordance with the terms of the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Colorado, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to receive, the Company would be pleased to provide copies. Please contact the Stock Plan Administrator to request paper copies of these documents.

The Plan	The text of the Plan is incorporated in this Agreement by reference. This Agreement and the Plan constitute the entire understanding between you and the Company regarding this grant of RSUs. Any prior agreements, commitments or negotiations concerning this grant are superseded. The Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan.
          By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.

4